AMENDMENT TO MASTER INVESTMENT ADVISORY CONTRACT

This amendment (the “Amendment”) is made and entered into on the 17th day of December, 2018 between RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”) and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of the Access Capital Community Investment Fund (the “Fund”) and hereby amends that certain Master Investment Advisory Contract dated April 16, 2004, as amended and restated on December 31, 2009, and as supplemented by the Investment Advisory Contract Supplement with respect to the Fund dated July 28, 2008, as amended as of September 9, 2013 (together, the “Contract”).

WHEREAS, the Adviser and the Trust have entered into the Contract relating to the Fund; and

WHEREAS, the Adviser proposed reducing the advisory fee for the Fund; and

WHEREAS, the Adviser and the Trust desire to amend the Contract to reflect this change.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. PARAGRAPH 5. Paragraph 5 of the Investment Advisory Contract Supplement with respect to the Fund is hereby amended and restated, as attached.

SECTION 2. Contract Continuation. The Contract, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Contract, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.	RBC FUNDS TRUST

By:	/s/ Carol Kuha	By:	/s/ Kathy Hegna

Name:	Carol Kuha	Name:	Kathy Hegna
Title:	Chief Operating Officer	Title:	Chief Financial Officer and Treasurer

PARAGRAPH 5

5.         As provided in paragraph 6 of the Master Advisory Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Adviser, in arrears, a monthly fee on the first business day of each month at the annual rate of 0.35% of the Fund’s average daily net assets (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share).